Exhibit 10.1
POST-PETITION
ADVANTA EMPLOYEES’ SEVERANCE PAY PLAN
Effective as of June 15, 2010
The Company has adopted this Plan in order to provide guidelines pursuant to which the Company, in its sole discretion, may make severance payments to employees who meet the eligibility requirements described below when they are permanently terminated without cause from their active employment with the Company or its Debtor Subsidiaries. The Plan is applicable to terminations of employment occurring on and after the Effective Date.
SECTION 1. DEFINITIONS
As used herein:
1.1 “Benefits Committee” means a committee composed of the Company’s General Counsel and the Company’s Vice President of Human Resources, or such other person or persons as may be designated by the Board of Directors to serve as the Benefits Committee from time to time.
1.2 “Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time.
1.3 “Board of Directors” means the Board of Directors of the Company.
1.4 “Chapter 11 Bankruptcy Cases” means the voluntary cases commenced under Chapter 11 of the United States Bankruptcy Code by each of the Company and the Debtor Subsidiaries on either November 8, 2009 or November 20, 2009.
1.5 “Code” means Internal Revenue Code of 1986, as amended.
1.6 “Company” means Advanta Corp.
1.7 “Debtors” means Advanta Corp. and the Debtor Subsidiaries.
1.8 “Debtor Subsidiaries” means Advanta Investment Corp., Advanta Business Services Holding Corp., Advanta Business Services Corp., Advanta Shared Services Corp., Advanta Service Corp., Advanta Advertising Inc., Advantennis Corp., Advanta Mortgage Holding Company, Advanta Auto Finance Corporation, Advanta Mortgage Corp. USA, Advanta Finance Corp., Advanta Ventures Inc., BizEquity Corp., Ideablob Corp., Advanta Credit Card Receivables Corp., Great Expectations International Inc., Great Expectations Franchise Corp., and Great Expectations Management Corp.
1.9 “Effective Date” means the effective date of this Plan, as set forth above.

1.10 “Employee” means a person, other than Dennis Alter or William Rosoff, who, on or after the Effective Date, is employed by a Debtor on a full time or part time basis at a stated rate of compensation, expressed in terms of weekly, monthly or annual salary or hourly pay, on a regular and continuing basis, specifically excluding all of the following: (a) any individual who was hired for a specific limited period of time or on a sporadic or intermittent basis for periods of varying duration; (b) any individual treated for federal income or wage tax purposes as an independent contractor or consultant; and (c) any other individual who is a leased employee or is otherwise not treated for tax or other purposes as an employee of a Debtor, notwithstanding that such individual may subsequently be re-classified by a court, government agency, tribunal or arbitrator as a common law employee of such Debtor. Dennis Alter and William Rosoff shall not be eligible to participate in this Plan.
1.11 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.12 “Pay” means the base salary or Wage of an eligible Employee at his or her stated hourly, weekly, monthly or annual rate as of the Employee’s Termination Date. “Pay” does not include overtime pay, shift differentials, bonuses of any kind, incentive pay or any other remuneration. A “Week of Pay” shall be calculated in accordance with the Debtor’s regular payroll practices and procedures and, in the case of hourly employees, shall be based upon the Employee’s Scheduled Hours as reflected in the Debtor’s then current payroll system during the last regular pay period preceding the Termination Date.
1.13 “Plan” means the Post-Petition Advanta Employees’ Severance Pay Plan as set forth herein, as amended from time to time.
1.14 “Plan Year” means calendar year.
1.15 “Scheduled Hours” means the number of hours designated as such in the Debtor’s then current payroll system.
1.16 “Severance Pay” means a payment made to an eligible Employee pursuant to the Plan.
1.17 “Subsidiary” means any entity other than the Company that is treated under Code Section 414(b) or (c) as a single employer along with the Company, provided, however, that any such entity shall not be considered to be a Subsidiary if the Board of Directors or the Benefits Committee provides that such entity shall be excluded from participation in the Plan. Notwithstanding the foregoing, any other entity that does not otherwise qualify as a Subsidiary may be designated as a Subsidiary for purposes of the Plan by the Board of Directors or the Benefits Committee.
1.18 “Termination Date” means the date upon which the Employee’s employment with a Debtor ceases.

SECTION 2. ELIGIBILITY
2.1 An Employee shall be eligible to receive Severance Pay under the Plan if and only if all of the following conditions are met (and the Employee is not disqualified from eligibility pursuant to Section 2.2), as determined in the sole discretion of the Benefits Committee:
(a) The Employee is an Employee of a Debtor on or after the Effective Date of the Plan;
(b) The employment of the Employee is involuntarily and permanently terminated by the Debtor by which he or she is employed without cause while the Plan remains in effect under circumstances that the Benefits Committee determines to be a permanent layoff, reduction-in-force, facility closing. reorganization or consolidation, other similar business decision or because of a mutual agreement between the Employee and such Debtor, approved in writing by the Vice President of Human Resources or the designee of the Vice President of Human Resources (or such other Employee as designated by the Board of Directors of the Company or the applicable Debtor);
(c) The Employee has returned all property of any Debtor, submitted all travel, expense and other such reports, and paid to the Debtors any amounts that are due from the Employee to any of the Debtors; and
(d) The Employee duly executes and delivers to the applicable Debtor a separation agreement and a fully executed and non-revocable general release (the “Separation Agreement”) in a form satisfactory to the Debtor within sixty (60) days of the Termination Date.
2.2 Except to the extent required by applicable law, an Employee shall be ineligible to receive Severance Pay under the Plan if any of the following disqualifying events are determined to have occurred, which determination shall be made in the sole discretion of the Benefits Committee:
(a) The Debtor by which the Employee is employed is sold or the portion of the Debtor’s operations at which the Employee works is sold or otherwise transferred to an entity (the “New Owner”) other than the Company or a Subsidiary, and the Employee is offered employment by or transferred to the New Owner, regardless of the terms and conditions of employment offered by the New Owner;
(b) The Employee is terminated for cause, as determined in the sole discretion of the Debtor by which the Employee is employed, including but not limited to termination for failure to satisfactorily perform assigned duties, absenteeism or tardiness, insubordination, dishonesty, theft, willful misconduct, fraud, harassment, any unethical, inappropriate or illegal behavior or activity; or any failure to comply with the Debtor’s rules, policies or procedures, which currently exist or are hereafter adopted;
(c) The Debtor by which the Employee is employed determines that the Employee, either prior or subsequent to the Employee’s Termination Date, has (i) misappropriated or improperly used or disclosed any confidential or proprietary information of the Company or a Subsidiary; (ii) failed to comply with any contractual obligations to the Company or any Subsidiary, including, the Company’s Business Ethics Agreement (if applicable); or (iii) violated the Company’s Code of Ethics, the Advanta Employee Guide or any other Company policy;
(d) The Employee’s employment with a Debtor terminates by reason of the Employee’s death, retirement or resignation;

(e) As of the date the Employee’s position as an employee of a Debtor is eliminated by reason of a permanent layoff, reduction-in-force, facility closing, reorganization or consolidation or other similar business decision as determined by the Benefits Committee, the Employee shall have been absent from the performance of his or her duties with such Debtor for more than six (6) consecutive months as a result of a leave of absence for any reason;
(f) The Employee is offered (but refuses to take) another position as an employee of the Company or any Subsidiary, at a level of base salary that is at least equal to 80% of such Employee’s prior base salary, and which does not require such Employee to commute to a new principal work site that is more than 50 miles farther from such Employee’s residence than such Employee’s prior work site; or
(g) The Debtor by which the Employee is employed determines in its sole discretion that either under the facts and circumstances relating to the Employee’s cessation of employment, or more generally, it would be inappropriate to pay severance benefits.
(h) Notwithstanding any prior determination regarding eligibility for benefits hereunder, in the event the Debtor by which the Employee is employed determines at any time that such Employee is not eligible for Severance Pay by reason of any failure to qualify for such Severance Pay under Section 2.1 above, or by reason of any disqualification from eligibility for such Severance Pay under this Section 2.2, no Severance Pay shall be provided to such Employee, and, if any Severance Pay shall have already been paid to such Employee, such Employee shall be required to repay to such Debtor, as applicable, any amounts previously provided to such Employee hereunder within sixty (60) days following the receipt by such Employee of the Debtor’s written notice of such determination. This Section 2.2 shall apply to any event, action or conduct of the Employee whether or not such event, action or conduct occurred prior to or after such Employee’s Termination Date.
SECTION 3. SEVERANCE PAY AMOUNT
3.1 Except as otherwise provided in this Section 3, the Severance Pay to be provided to an eligible Employee shall be determined in the sole discretion of the Debtor by which the Employee is employed and shall be set forth in the Separation Agreement of such eligible Employee; provided, that the maximum Severance Pay an eligible Employee may receive is 39 weeks.
3.2 If an Employee applies for and receives unemployment compensation payments for any period of time during or for which Severance Pay is being paid, any Severance Pay remaining to be paid shall not be reduced by the amount of any such unemployment compensation payments.
3.3 If an Employee due to sickness or injury receives worker’s compensation or long term disability payments after the Employee’s Termination Date, the Employee shall not receive any Severance Pay until the cessation of such other payments. Once such payments cease, the number of weeks of Severance Pay to which the Employee is entitled shall be reduced by the number of weeks that the Employee received such other payments.
3.4 Notwithstanding anything to the contrary herein, this Plan shall supersede any Employee’s severance entitlements under the Advanta Employee’s Severance Pay Plan, the Advanta Corp. Employee Change of Control Severance Plan and the Advanta Senior Management Change of Control Severance Plan (collectively, the “Superseded Plans”). No Employee shall be eligible to receive any payments or benefits under the Superseded Plans.

To the extent that an Employee receives any payment in connection with the cessation of his or her employment other than pursuant to the Plan (whether pursuant to a contract or other severance plan or policy), the Severance Pay payable under the Plan shall be correspondingly reduced on a dollar for dollar basis. Similarly, to the extent that a federal, state or local law requires a Debtor to make a payment to an eligible Employee because of that Employee’s involuntary termination, the Severance Pay payable under the Plan shall be correspondingly reduced. Any overpayments made under the Plan shall be promptly repaid by the Employee upon written request. The reduction of the Severance Pay payable under the Plan shall not, however, be applicable by reason of receipt by the Employee of payments under the Employee Savings Plan, the Employee Stock Ownership Plan, the Executive Deferral Plan or any other benefit plan sponsored by a Debtor which is not in the nature of a severance plan or is otherwise determined by the Benefits Committee not to reduce the benefits payable hereunder.
3.5 The Debtors shall have the right to take such action as they deem necessary or appropriate to satisfy any requirements under federal, state or local laws to withhold or to make deductions from any benefits, payable under the Plan.
3.6 Notwithstanding anything to the contrary herein, in the event a terminated Employee who is receiving Severance Pay pursuant to the terms of the Plan is rehired by the Company or any Subsidiary, the Debtor shall have no obligation to pay any further Severance Pay for any period following such Employee’s date of rehire.
3.7 If Code Section 280G is applicable to any benefits or payments made to the Employee, then, if the aggregate present value of the “parachute payments” to the Employee, determined under Code Section 280G(b) without regard to this Section 3.7 is at least three times the “base amount” (as that term is used for purposes of Code Section 280G), then the compensation otherwise payable under the Plan (and any other amount payable hereunder or any other severance plan, program, policy or obligation of the Company, Subsidiary or any other affiliate thereof) shall be reduced so that the aggregate present value of the parachute payments to the Employee determined under Code Section 280G, does not exceed 2.99 times the base amount.
SECTION 4. DISTRIBUTION OF BENEFITS
4.1 The Debtor by which an eligible Employee is employed shall pay Severance Pay to such eligible Employee directly out of the general assets of such Debtor in accordance with the Bankruptcy Court Order (Case No. 09-13931 (KJC)). At the same time as the Debtor determines the Severance Pay amount to an eligible Employee, the Debtor shall determine, in its sole discretion, the form of payment in which such Severance Pay shall be paid to such eligible Employee, which form of payment shall be either a lump sum or installments for a specified severance period. The Severance Pay amount, form of payment and severance period shall be set forth in the Separation Agreement; provided, however, that if such payments are nonqualified deferred compensation under Code Section 409A, such payments shall commence on the 60th day following the Employee’s Termination Date.

4.2 Severance Pay shall continue to be paid to the estate of any eligible Employee who dies before the entire amount due hereunder is paid.
SECTION 5. PLAN ADMINISTRATION
5.1 The Plan shall be administered by the Benefits Committee; which shall have complete authority to prescribe, amend and rescind rules and regulations relating to the Plan. The Benefits Committee may allocate and assign any of its responsibilities and duties for the operation and administration of the Plan to such other persons as it determines appropriate.
5.2 The determinations by the Benefits Committee on the matters referred to the Benefits Committee shall be conclusive. The Benefits Committee shall have full discretionary authority, up to the maximum discretion allowed by law, to administer, interpret and apply the terms of the Plan, and determine any and all questions or disputes hereunder, including but not limited to eligibility for benefits and the amount of benefits due.
5.3 In the event of a claim by any person including but not limited to any Employee or such person’s authorized representative (the “Claimant”) as to whether he or she is entitled to any Severance Pay or other benefit under the Plan, the amount of any distribution or its method of payment, such Claimant shall present the reason for his or her claim in writing to the Benefits Committee. The claim must be filed within forty-five (45) days following the date upon which the Claimant first learns of his or her claim. All claims shall be in writing, signed and dated and shall briefly explain the basis for the claim. The claim shall be mailed to the Benefits Committee by certified mail at the following address: Advanta Corp., Welsh and McKean Roads, Spring House, PA 19477, or such other address as may be established from time to time by the Benefits Committee. The Benefits Committee shall, within a reasonable period of time but not later than ninety (90) days after receipt of such written claim, decide the claim and send written notification to the, Claimant as to its disposition; provided that the Benefits Committee may elect to extend said period for an additional ninety (90) days if special circumstances so warrant and the Claimant is so notified in writing prior to the expiration of the original ninety (90) day period, Such notice shall indicate the special circumstances requiring the extension of time and the dates by which the Benefits Committee expects to render the final decision. In no event shall a decision regarding a claim for Severance Pay or other benefits be rendered later than 180 days after the Benefits Committee receives the written claim. The Benefits Committee shall make all claim determinations in accordance with the Plan and, where appropriate, shall apply Plan provisions consistently with respect to similarly situated Claimants. In the event the claim is wholly or partially denied, such written notification shall (a) state the specific reason or reasons for the denial; (b) make specific reference to pertinent Plan provisions on which the denial is based; (c) provide a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; (d) set forth the procedure by which the Claimant may appeal the denial of his or her claim; and (e) include a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a whole or partial denial on appeal.

In the event that a claim is wholly or partially denied, the Claimant may request a review of such denial by making application in writing to the Benefits Committee within sixty (60) days after receipt of such denial. Said application must be by certified mail. Upon written request to the Benefits Committee, the Claimant shall be provided free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The Claimant shall also have an opportunity to submit to the Benefits Committee, in writing, any comments; documents, records, and other information relating to the claim for benefits. The Benefits Committee shall take into account all comments, documents, records, and other information relating to the claim submitted by the Claimant, without regard to whether such information was submitted or considered in the initial claim determination.
Within a reasonable period of time, but not later than sixty (60) days after receipt of a written appeal, the Benefits Committee shall decide the appeal and notify the Claimant of the final decision; provided that the Benefits Committee may elect to extend said sixty (60) day period to up to one hundred twenty (120) days after receipt of the written appeal, if special circumstances so warrant and the Claimant is so notified in writing prior to the expiration of the original sixty (60) day period. Such notice shall indicate the special circumstances requiring the extension of time and the date by which the Benefits Committee expects to tender the final decision.
If the appeal is denied, the Claimant shall receive written notice of the denial, written in a manner reasonably calculated to be understood by the Claimant which (a) states the specific reason or reasons for the denial; (b) makes specific reference to pertinent Plan provisions on which the denial is based; (c) informs the Claimant of his or her right to receive upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim for benefits; and (d) includes a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.
SECTION 6. PLAN MODIFICATION OR TERMINATION
6.1 The Plan may be modified, amended or terminated at any time by the Board of Directors, the Compensation Committee of the Board of Directors, or by the designee of either, with or without notice. Any such modification, amendment or termination shall be effective on such date as the Board of Directors; the Compensation Committee of the Board of Directors or the designee of either may determine. Notwithstanding the above, the maximum Severance Pay payable to any eligible Employee may not be increased above the limit set forth in Section 3.1 hereof without the prior approval of the Bankruptcy Court.
6.2 All claims for benefits hereunder, even if raised after termination of the Plan, shall be determined pursuant to Section 5.3, and when acting pursuant thereto, the Benefits Committee shall retain the authority provided in Section 5. Notwithstanding a termination of the Plan, each Employee who has, prior to the termination of the Plan, been involuntarily terminated from employment by the Debtor for which such Employee works and become eligible to receive Severance Pay pursuant to the Plan, shall remain entitled to receive said Severance Pay under the terms and conditions of the Plan without regard to the subsequent termination of the Plan.
SECTION 7. GENERAL PROVISIONS
7.1 Nothing herein contained shall be deemed to give any Employee the right to be retained in the employ of a Debtor or to interfere with the right of such Debtor to discharge him or her at any time, with or without cause.

7.2 Except as otherwise provided by law, no right or interest of any Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation by execution, levy, garnishment, attachment, pledge or in any other manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Employee, except to the extent specifically provided for herein. Notwithstanding the foregoing, in the event an Employee who has been involuntarily terminated from employment and become eligible to receive Severance Pay pursuant to the Plan subsequently dies, the benefit that would otherwise have been payable to such deceased Employee shall be paid to the Employee’s estate at the same time and in the same manner as such Severance Pay would have been paid to the Employee had he or she survived.
7.3 The Plan is unfunded.
7.4 The Plan shall be governed by and construed in accordance with ERISA and to the extent not preempted, the laws of the Commonwealth of Pennsylvania.
7.5 The Plan is intended to constitute a “welfare plan” under ERISA, and any ambiguities in the Plan shall be construed to effect that intent.
SECTION 8. SPECIAL PROVISIONS RELATED TO CODE SECTION 409A
8.1 The Plan is intended to provide benefits that will be characterized as separation pay benefits that do not constitute a deferral of compensation or a deferred compensation plan for purposes of Code Section 409A. For these purposes, references to Code Section 409A are deemed to be references to such section of the Code, and any regulations (including proposed regulations) or other guidance that may be issued by the IRS and/or the Treasury Department from time to time interpreting applicable provisions of Code Section 409A.
8.2 In connection with the above stated intent to provide separation pay benefits that are not treated as deferred compensation, Severance Pay payable hereunder shall be limited as follows:
(a) The Severance Pay payable to any one Employee hereunder shall not be in excess of two times the lesser of:
(i) The sum of the Employee’s annual compensation (as defined in Treasury Regulation Section 1.415-1(d)(2)) for services provided to the Company or Subsidiary as an Employee for the calendar year immediately preceding the calendar year in which the Employee’s employment terminates; or
(ii) The maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for such year; and
(b) The benefits, if any, payable to any Employee hereunder must be paid no later than December 31 of the second calendar year following the calendar year in which the Employee’s termination of employment occurs.

8.3 If any payment, compensation or other benefit provided to any Employee in connection with his or her employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and such Employee is a specified employee as defined in Code Section 409A(a)(2)(B)(i), then no portion of such “nonqualified deferred compensation” shall be paid before the day that is six (6) months plus one (1) day after the date of termination (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Employee during the period between the date of termination and the New Payment Date shall be paid to the Employee in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Plan and the Separation Agreement.
8.4 The parties hereto acknowledge and agree that the interpretation of Code Section 409A and its application to the terms of this Plan is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by a Debtor to an eligible Employee that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A are intended to comply with Code Section 409A. If, however, any such benefit or payment is deemed to not comply with Code Section 409A, the Debtor and the Employee agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Code Section 409A will not apply or (ii) compliance with Code Section 409A will be achieved.
8.5 If pursuant to this Plan and the Separation Agreement, an amount is paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.
8.6 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” as defined in Section 1.409A-1(h) of the Department of Treasury final regulations, including the default presumptions, and for purposes of any such provision of this Plan, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.